UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2012

iShares® Diversified Alternatives Trust

(Exact name of registrant as specified in its charter)

New York	333-153099	26-4632352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o BlackRock Asset Management International Inc.

400 Howard Street

San Francisco, California 94105

Attn: BlackRock Fund Advisor’s Product Management Team

Intermediary Investor and Exchange-Traded Products Department

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (415) 597-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

The Advisor of the registrant, BlackRock Fund Advisors, has announced that, seeking to improve the performance of the iShares® Diversified Alternatives Trust (the “Trust”), it will be introducing the following changes to the investment strategies described in the prospectus:

1. The target for the Trust’s maximum portfolio return volatility will be increased from 8% per annum to 10% per annum; and

2. In the future, Trust investments will not necessarily be allocated equally among the three strategies discussed on pages 40 to 42 of the prospectus (i.e., yield and futures curve arbitrage strategies, technical strategies and fundamental relative value strategies).

With these changes, the Advisor may (although it is not required to) increase turnover rates to an expected maximum of 800% per annum.

With these changes, the Advisor seeks to be able to take greater advantage of market opportunities and, ultimately, an improved performance of the Trust. There is no assurance that the objectives of the Advisor will be reached, and the more aggressive approach may result in higher Trust losses.

On September 27, 2012, the Trust filed a registration statement with the Securities and Exchange Commission describing these changes. The changes will become effective shortly after the effectiveness of that registration statement, but in no event before October 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2012

iShares® Diversified Alternatives Trust (Registrant)

By:	iShares® Delaware Trust Sponsor LLC, the sponsor of the registrant

By:	BlackRock Asset Management International Inc., managing member

By:	/s/ Jack Gee
Name:	Jack Gee
Title:	Managing Director

By:	/s/ Raymund Santiago
Name:	Raymund Santiago
Title:	Director